Exhibit 99.1

PMV Pharmaceuticals Announces Initial PC14586 Phase 1 Clinical Data to be Presented at the 2022 American Society of Clinical Oncology (ASCO) Annual Meeting

•	Preliminary results represent the first clinical evidence of targeting a p53 Y220C mutation

•	ASCO abstract highlights 3/10 (30%) partial responses in patients treated in higher dose cohorts and activity observed in multiple tumor types

•	Updated data from ongoing Phase 1/2 PYNNACLE trial to be presented during oral presentation on June 7

•	Company to host an investor event on June 7 to review data presented

CRANBURY, N.J., May 26, 2022 (GLOBE NEWSWIRE) -- PMV Pharmaceuticals, Inc. (Nasdaq: PMVP; “PMV Pharma”), a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53, today announced the online publication of the abstract for its lead program, PC14586, accepted as an oral presentation at the 2022 American Society of Clinical Oncology (ASCO) annual meeting being held June 3-7, 2022 in Chicago, Illinois.

The published abstract describes preliminary outcomes from 29 patients, including 21 efficacy evaluable, from the ongoing Phase 1/2 PYNNACLE trial of PC14586 in patients with advanced solid tumors that have a p53 Y220C mutation.  These initial data from our Phase 1/2 tumor agnostic study enrolled patients across multiple tumor types over a broad range of doses.  The preliminary clinical pharmacokinetics data showed dose proportional increases in Cmax and AUC.  In addition, the safety profile was encouraging as PC14586 was well-tolerated.

The oral presentation at ASCO containing updated data from the trial will be presented by Ecaterina Ileana Dumbrava, M.D., of the University of Texas MD Anderson Cancer Center. PC14586 is a first-in-class precision oncology small molecule investigational therapy that selectively targets the p53 Y220C mutation in solid tumors.

“Patients whose tumors carry a p53 mutation are known to have a poor prognosis. The patients who were enrolled in our study had very limited or no other standard treatment options available to them.  Early efficacy and safety data from this Phase 1/2 trial provide the potential of a p53 therapy,” said David Mack, Ph.D., President and CEO, PMV Pharma. “We look forward to Dr. Dumbrava’s presentation of these data at ASCO and continuing to progress the PC14586 development program.”

Details of the oral presentation are as follows:

Abstract Title: First-in-human study of PC14586, a small molecule structural corrector of Y220C mutant p53, in patients with advanced solid tumors harboring a TP53 Y220C mutation

Abstract Number: 3003

Session Title: Developmental Therapeutics — Molecularly Targeted Agents and Tumor Biology

Session Date and Time: Tuesday, June 7, 2022, 9:45 AM-12:45 PM CDT

Location: Room S406, McCormick Place

The abstract is available on the ASCO website at https://conferences.asco.org/am/abstracts

Investor Event

PMV Pharma will host an investor event via webcast on June 7, 2022, at 6:30 PM CDT to discuss the PC14586 Phase 1 data. The event will feature a presentation by Dr. Dumbrava who will review the data presented at ASCO 2022. To listen to the webcast and view the accompanying slide presentation, please refer to the Events and Presentations section of the PMV Pharma website.

About PC14586

PC14586 is a first-in-class, small molecule p53 reactivator designed to selectively bind to the crevice present in the p53 Y220C mutant protein, hence, restoring the wild-type, or normal, p53 protein structure and tumor-suppressing function. PC14586 is being developed for the treatment of patients with locally advanced or metastatic solid tumors that have a p53 Y220C mutation. For more information about the Phase 1/2 PYNNACLE trial (PMV-586-101), refer to www.clinicaltrials.gov (NCT study identifier NCT04585750).

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53. p53 mutations are found in approximately half of all cancers. The field of p53 biology was established by our co-founder Dr. Arnold Levine when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize over four decades of p53 biology, PMV Pharma combines unique biological understanding with pharmaceutical development focus. PMV Pharma is headquartered in Cranbury, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for PC14586, including expectations regarding success of its current clinical trial for PC14586. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy and operate as an early clinical stage company, the potential for clinical trials of PC14586 or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, the Company’s ability to fund operations, and the impact that the current COVID-19 pandemic may have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2022, the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2022 and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

Investor Contact:

Winston Kung

PMV Pharmaceuticals, Inc.

investors@pmvpharma.com

Media Contact:

Kathy Vincent

Greig Communications

kathy@greigcommunications.com